                                                                      EXHIBIT 28




                            ASSET PURCHASE AGREEMENT

                         DATED AS OF NOVEMBER 30, 1999,

                                  BY AND AMONG

                              ZILA, INC. ("ZILA"),

                INTEGRATED DENTAL TECHNOLOGIES, INC. ("SELLER"),

                      INFOCURE SYSTEMS, INC. ("BUYER") AND

                        INFOCURE CORPORATION ("INFOCURE")

                            ASSET PURCHASE AGREEMENT
                            ------------------------

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 30th day of November, 1999 (the "Effective Time"), by and among ZILA, INC., a Delaware corporation ("Zila"), INTEGRATED DENTAL TECHNOLOGIES, INC., a California corporation (the "Seller"), INFOCURE SYSTEMS, INC., a Georgia corporation (the "Buyer") and INFOCURE CORPORATION, a Delaware corporation ("InfoCure"). Zila, Seller, Buyer and InfoCure are referred to collectively herein as the "Parties."

                                    RECITALS:
                                    ---------

         A. Seller is engaged, among other businesses, in that certain dental practice management systems business known as "PracticeWorks" (the "Acquired Business").

         B. Zila owns one hundred percent (100%) of the issued and outstanding shares of the capital stock of Bio-Dental Technologies, Inc. ("Bio-Dental") and Bio-Dental owns one hundred percent (100%) of the issued and outstanding shares of the capital stock of Seller, consisting of one hundred thousand (100,000) shares.

         C. On the terms and subject to the conditions set forth herein, the Parties desire to enter into this Agreement, pursuant to which Buyer will purchase from Seller and Seller will sell to Buyer, substantially all of Seller's assets and properties relating to the Acquired Business, and Buyer agrees to assume certain identified liabilities of Seller relating to the Acquired Business.

                                   COVENANTS:
                                   ----------

         In consideration of the mutual representations, warranties and covenants and subject to the conditions herein contained, the parties hereto agree as follows:

1.       PURCHASE AND SALE OF THE ASSETS.

         1.1. Purchased Assets. On the terms and subject to the conditions contained in this Agreement, on the Closing Date (as hereinafter defined), Buyer shall purchase from Seller, and Seller shall sell, assign and deliver to Buyer, the Purchased Assets (as hereinafter defined), free and clear of all liens, security interests, options, charges and other restrictions whatsoever (hereinafter referred to as "Encumbrances") except for the Permitted Encumbrances referenced in Section 4.6. below. The term "Encumbrances" shall not be construed to include any claims by a third party for patent and trademark infringement except to the extent of Seller's representations and warranties regarding such infringement as set forth in Section 4.9.2.G. The term "Purchased Assets" shall mean all the assets, properties, rights, titles and interests of every kind and nature, whether tangible or intangible, and wherever located and by whomever possessed, related to the Acquired Business as of the Effective Time (the "Purchased Assets") including, without limitation, all of the following assets (but excluding all "Excluded Assets" as defined in Section 1.2.):

         1.1.1. All cash and cash equivalents on hand on the Closing Date and in banks, certificates of deposit, commercial paper, stocks, bonds and other liquid investments;

                  1.1.2. All prepayments and prepaid expenses (including, without limitation, any and all prepaid insurance, lease payments and deposits and customer deposits) (the "Prepayments");

                  1.1.3. All inventories, work in process and supplies;

                  1.1.4. All rights existing under all supply and distribution agreements and arrangements, sales and purchase agreements and orders (including unfilled orders for products and services of the Acquired Business), customer contracts and license agreements, real and personal property leases, license agreements, consulting agreements, confidentiality and non-disclosure agreements, including, without limitation, such agreements with current or prior customers and current or prior employees, agents, officers and directors ("Confidentiality Agreements"), and under all other contracts, agreements and arrangements, but only to the extent the foregoing are assignable or transferable to Buyer;

                  1.1.5. All lists and records pertaining to customer accounts (whether past or current), suppliers, distributors, personnel and agents and all other books, ledgers, files, documents correspondence and business records; provided that Seller shall be given copies of these records upon request, as such records exist as of the Effective Time;

                  1.1.6. All claims, deposits, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature, other than those relating exclusively to Excluded Assets or Excluded Liabilities (each as defined below);

                  1.1.7. All Owned Software, all of Seller's interest in Customer Software, all of Seller's interest in Other Software, all Intangibles owned by Seller, and all of Seller's interest in all Intangibles not owned by Seller, as those terms are defined in Section 4.9. hereof, together with all copies and tangible embodiments of the foregoing (in whatever form or medium and including, without limitation, all copies of all or any part thereof, in object code, source code or other format, and in all magnetic or optical media), but only to the extent the foregoing are assignable or transferable to Buyer;

                  1.1.8. All, to the extent transferable, permits, licenses, franchises, orders, registrations, certificates, variances, approvals and similar rights necessary for the conduct of the Acquired Business obtained from governments and governmental agencies and all data and records pertaining thereto;

                  1.1.9. All insurance, warranty and condemnation proceeds received after the Closing Date with respect to damage, non-conformances of or loss to the Purchased Assets;

                  1.1.10. All rights to receive mail and other communications addressed to Seller and relating to the Purchased Assets including, without limitation, accounts receivable payments;

                  1.1.11. All fixed assets, furniture, equipment and other tangible personal property, whether owned, leased or otherwise (including, without limitation, items which, have been fully depreciated or expensed), including, without limitation, the assets which are set forth on SCHEDULE 1.1.11 attached hereto;

                  1.1.12. All books, records, ledgers, files, documents, correspondence, lists, studies and reports and other printed or written materials;

                  1.1.13. All accounts, notes and other receivables, including, without limitation, all receivables from any current or former employee of Seller (collectively, the "Receivables"); and

                  1.1.14. All goodwill as a going concern and associated with the items listed above (including, without limitation, the goodwill associated with (i) the items referred to in subsections 1.1.7. and 1.1.8. above and (ii) all telephone numbers, facsimile numbers and web pages owned and used by Seller in the Acquired Business).

         1.2. Excluded Assets. Notwithstanding the foregoing, the following assets are expressly excluded from the purchase and sale contemplated hereby (the "Excluded Assets") and, as such, are not included in the Purchased Assets:

                  1.2.1. Seller's rights under or pursuant to this Agreement (including, without limitation, Seller's rights to the Purchase Price);

                  1.2.2. Seller's general ledger, accounting records, minute books and corporate seal; provided that Buyer shall be given copies upon request of the general ledger and accounting records for any calendar year beginning on or after January 1, 1994, as such documents exist as of the Closing Date;

                  1.2.3. Any right to receive mail and other communications addressed to Seller relating exclusively to the Excluded Assets or to all liabilities other than the Assumed Liabilities (as defined in Section 2.2. below);

                  1.2.4. Those assets of Seller which are set forth on SCHEDULE 1.2.4; and

                  1.2.5. Assets and property of Seller not described in Section
1.1. shall be retained by Seller and shall not be sold, transferred, conveyed or assigned by Buyer in connection with the sale of the Acquired Business.

2.       PURCHASE PRICE; ASSUMPTION OF LIABILITIES.

         2.1. Amount of Purchase Price. In consideration for the purchase of the Purchased Assets, Buyer agrees to assume the Assumed Liabilities and to pay Seller an amount (the "Base Consideration Amount") equal to Four Million Seven Hundred Thousand and No/100 Dollars ($4,700,000.00).

         The "Purchase Price" shall be equal to the sum of the Assumed Liabilities and the Base Consideration Amount, subject to adjustment pursuant to
Section 2.1.1. below.

                  2.1.1. Net Worth Adjustment. The Purchase Price will be subject to adjustment as described in this Section 2.1.1. below.

                           A. Within sixty (60) days after the Effective Time,
Seller will deliver to Buyer a calculation of the net worth of the Acquired Business as of November 30, 1999 (the "Effective Time Net Worth"). For purposes hereof, Effect Time Net Worth shall be equal to (i) the total assets of the Acquired Business as reflected on a balance sheet (the "November 30 Balance Sheet") of the Acquired Business as of the Effective Time (prepared without regard to any Excluded Assets) less (ii) the total liabilities of the Acquired Business as reflected on the November 30 Balance Sheet (prepared without regard to any Excluded Liabilities).

                           B. Buyer will have forty-five (45) days from receipt
of the November 30 Balance Sheet to object to the calculation of the Effective Time Net Worth contained therein by delivering written notice to Seller. If Seller does not receive notice of an objection within such time, the November 30 Balance Sheet prepared by Seller will be final and binding on the parties. If Buyer timely notifies Seller of an objection, the parties will have thirty (30) days from the date of Buyer's notice to resolve the objection. If the parties do not resolve the objection within such time, either Seller or Buyer may submit the dispute to Ernst & Young (the "Independent Auditors") for resolution, and such resolution will be final and binding on the parties. The fees and expense of the Independent Auditors will be borne by Seller and Buyer in proportion to the respective differences between their positions submitted to the Independent Auditors and the final determination of the Independent Auditors.

                           C. The November 30 Balance Sheet will be prepared on
a basis consistent with the preparation of that certain August 31, 1999 summary balance sheet of the Acquired Business which has been previously provided to Buyer.

                           D. The Purchase Price will be reduced if the
Effective Time Net Worth reflected on the November 30 Balance Sheet is less than negative Three Hundred Thousand and No/100 Dollars ($300,000.00). The actual amount of the reduction shall be the amount of such deficiency.

                           E. The Purchase Price will be increased if the
Effective Time Net Worth reflected on the November 30 Balance Sheet is greater than negative Three Hundred Thousand and No/100 Dollars ($300,000.00). The actual amount of the increase shall be the amount of such increase.

                           F. If there is an adjustment in the Purchase Price
pursuant to this Section 2.1.1., within ten (10) days after final determination of the adjustment (whether by Buyer's failure to object, agreement of the parties or determination by the Independent Auditors), Seller or Buyer, as applicable, will pay the applicable amount by wire transfer of immediately available funds to the account(s) designated by Seller or Buyer, as applicable.

                  2.1.2. Escrow Agreement. As security for the indemnities provided herein by Seller, Seller shall deposit in escrow with the escrow agent named in the Escrow Agreement attached hereto as EXHIBIT A the cash sum equal to Four Hundred Seventy Thousand and No/100

Dollars ($470,000.00) (which shall be deducted from the Base Consideration Amount referenced in Section 2.1.1. above).

         2.2. Assumed Liabilities. Buyer agrees to and shall at the Closing assume and agree to pay, discharge and perform when lawfully due only those liabilities, contracts, commitments and other obligations of Seller that are listed on SCHEDULE 2.2 hereto (the "Assumed Liabilities").

         2.3. Excluded Liabilities. Except for the Assumed Liabilities set forth in Section 2.2., Buyer shall not assume, and shall have no liability for, any debts, liabilities, obligations, expenses, taxes, contracts or commitments of the Seller or the Acquired Business of any kind, character or description, whether accrued, absolute, contingent or otherwise, arising out of any act or omission occurring or state of facts existing prior to or on the Closing Date including, but not limited to, all liabilities of Seller for federal, state, local or foreign taxes attributable to the operations of the Acquired Business for any taxable year or portion thereof ending prior to the Closing Date, arising out of the conduct of the Acquired Business prior to the Closing Date (collectively the "Excluded Liabilities" and individually an "Excluded Liability"). Seller shall remain fully liable for the Excluded Liabilities.

         2.4. Allocation of the Purchase Price. Within a reasonable time after the November 30 Balance Sheet has been finally determined pursuant to Section 2.1.1., the parties shall execute the Allocation Agreement in the form of EXHIBIT B (including appropriate adjustment to SCHEDULE 1 thereto).

3.       CLOSING.

         3.1. Time and Place of the Closing. The closing of the purchase and sale of the Purchased Assets shall take place at Morris, Manning & Martin, L.L.P., Atlanta, Georgia, on or about December 20, 1999, the second (2nd) business day following the date on which all conditions to Closing contained in Sections 8. and 9. have been satisfied or complied with or, if not all conditions have been satisfied or complied with, all such conditions which have not been so satisfied or complied with have been waived by the party entitled to the benefit of such condition. Throughout this Agreement, such event is referred to as the "Closing" and such date and time are referred to as the "Closing Date."

         The parties agree to use their best efforts to cause all conditions to Closing to occur on or before December 31, 1999, and, if that is done, then the Purchased Assets will be deemed to have transferred, and the Assumed Liabilities will be deemed to have been assumed, as of the beginning of business on December 1, 1999, but all documents shall be dated the actual date the Closing occurs and all representations, warranties and covenants shall extend to that date.

         3.2. Procedure at the Closing. At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):

                  3.2.1. Seller shall deliver to Buyer a Certificate in the form of EXHIBIT C hereto, certifying that each of the conditions to the obligation of Buyer to purchase the Purchased Assets from Seller which is set forth in Section
8. of this Agreement has been satisfied.

                  3.2.2. Buyer and InfoCure shall each deliver to Seller a Certificate in the form of EXHIBIT D hereto, certifying that each of the conditions to the obligations of Seller to sell the Purchased Assets to Buyer which is set forth in Section 9. in this Agreement has been satisfied.

                  3.2.3. Seller shall deliver to Buyer such deeds, bills of sale, endorsements, assignments, lease assignments and estoppel agreements (duly executed by the lessor under the leases) and other instruments, including a Bill of Sale in the form of EXHIBIT E hereto, as shall be sufficient to vest in Buyer good and marketable title to the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

                  3.2.4. Buyer shall pay to Seller the Purchase Price (less amounts to be escrowed pursuant to Section 2.1.2.) by wire transfer in accordance with the Wire Transfer Instructions attached hereto as EXHIBIT F.

                  3.2.5. Buyer shall deliver to Seller instruments, in the form of EXHIBIT G hereto, as shall be sufficient to effect the assumption by Buyer of the Assumed Liabilities.

4.       REPRESENTATIONS AND WARRANTIES OF SELLER AND ZILA.

         In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, Seller and Zila, jointly and severally, make the following representations and warranties as of the date hereof and as of the Closing Date:

         4.1. Organization, Power and Authority of Seller. Seller is a corporation duly organized and legally existing in good standing under the laws of California and has full corporate power and authority to carry on the Acquired Business as it is now being conducted, to own and lease the Purchased Assets, to enter into this Agreement and to carry out the transactions and agreements contemplated hereby. The Seller is in good standing and authorized to do business in each jurisdiction in which the character of the Acquired Business makes such qualification necessary except for such jurisdictions where the failure to be in such standing and so authorized will not materially adversely affect the financial condition, business or operations of the Seller or the ability of the Seller to perform its obligations hereunder.

         4.2. No Involvement of Subsidiaries and Affiliates. The Acquired Business is operated solely by Seller and Seller has never owned or controlled, and does not own or control, directly or indirectly, any stock, partnership interest, joint venture interest or other security, equity participation or interest in any corporation, partnership, trust or other business organization that performs services for, or conducts business with, the Acquired Business.

         4.3. Financial Statements of Seller. Seller has delivered to Buyer the following financial statements relating to the Acquired Business, copies of which are attached as SCHEDULE 4.3:

                  4.3.1. Audited balance sheets at July 31 of each of the years 1998 and 1999;

                  4.3.2. Audited statements of income for the years ended July 31, 1998 and August 31, 1999;

                  4.3.3. Unaudited interim balance sheet at October 31, 1999;
and

                  4.3.4. Unaudited interim statement of income from August 1, 1999, to October 31, 1999.

                           The foregoing financial statements (collectively the
"Financial Statements") were prepared in accordance with generally accepted accounting principles which have been consistently applied through the respective periods and present fairly the financial condition of the Acquired Business at each of such balance sheet dates and the results of its operations for each of the periods covered; provided, however, that the unaudited interim financial statements are subject to normal year-end adjustments and are without footnotes and other presentation items.

         4.4. Liabilities of Seller. Except as set forth in SCHEDULE 4.4, Seller has no liabilities, debts, commitments or obligations relating to the Acquired Business (whether individually or in the aggregate), of any nature, accrued, absolute, contingent or otherwise, except:

                  A.       The Assumed Liabilities; and

                  B. Normal liabilities incurred in the ordinary course of business, in amounts and for terms consistent, individually and in the aggregate, with Seller's past practices, since October 15, 1999.

         4.5.     Tax Matters.

                  4.5.1. Except as set forth on SCHEDULE 4.5.1 Seller has timely filed all tax returns and reports required to be filed by it, including, without limitation, all federal, state and local tax returns, and has paid in full or made adequate provision by the establishment of reserves for all taxes and other charges which have become due or which are attributable to the conduct of Seller's Acquired Business or ownership of the Purchased Assets prior to Closing. Seller will continue to make adequate provision for all such taxes and other charges for all periods through the Closing Date. Except as set forth on
SCHEDULE 4.5.1 Seller has no knowledge of any tax deficiency proposed or threatened against Seller. There are no tax liens upon the Acquired Business or the Purchased Assets.

                  4.5.2. Except as set forth on SCHEDULE 4.5.2 all taxes and other assessments and levies which Seller was required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental entity.

                  4.5.3. Under its contracts with its customers for sales or licenses of Seller Software, to the knowledge of Seller, such customers are liable for any and all sales or use taxes imposed by virtue of or with respect to such sales or licenses.

         4.6.     Real Property.

                  4.6.1. Seller does not own any real property used by the Acquired Business.

                  4.6.2. The leases described in SCHEDULE 4.6 cover all of the real estate leased, used or occupied by Seller in connection with its Acquired Business (collectively, the "Real Property"). Except as set forth in SCHEDULE
4.6 the leases described in SCHEDULE 4.6 are in full force and effect and Seller holds a valid and existing leasehold interest under each of such leases. Seller has delivered to Buyer complete and accurate copies of such of the leases described in SCHEDULE 4.6 and none of such leases has been modified, except to the extent that such modifications are disclosed by the SCHEDULE 4.6.

                  Seller is not in default and no circumstances exist which would result in a default, under any of such leases, and to the best knowledge of Seller, no other party to such leases has the right to terminate, accelerate performance under or otherwise modify (including upon the giving of notice or the passage of time) any of such leases. To the best knowledge of Seller, no lessor under any such lease is in default under any of such leases.

                  4.6.3. Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, granted a security deed, subleased or encumbered any interest in any of the leaseholds or subleaseholds described in SCHEDULE 4.6.

         4.7.     Good Title to and Condition of Purchased Assets.

                  4.7.1. Seller has good and assignable title to all of the Purchased Assets (other than its interest in its leasehold premises and leased personal property set forth on SCHEDULE 2.2 and SCHEDULE 4.6), free and clear of all Encumbrances, except for (i) Encumbrances for current taxes, assessments or government changes or levies on property not yet due or delinquent or which are being contested in good faith and for which adequate reserves have been established or (ii) Encumbrances related to the Assumed Liabilities (Encumbrances of the type described in clauses (i) and (ii) above are sometimes referred to as "Permitted Encumbrances") which are set forth in SCHEDULE 4.7.1.

                  4.7.2. The inventory and supplies of Seller consist of items of a quality and quantity usable and saleable in the normal course of Seller's Acquired Business at values in the aggregate at least equal to the values at which such items are carried on its books. The values of obsolete or slow-moving inventory and inventory of below standard quality, if any, have been written down to the lower of cost or realizable market values or have been written off.

                  The value at which such inventories are carried on the Closing Date Balance Sheet reflects the normal inventory valuation policies of Seller, stating inventories at the lower of cost or market, all determined in accordance with generally accepted accounting principles.

                  4.7.3. Except as otherwise set forth in this Agreement, the tangible assets to be sold and transferred hereunder are to be sold and transferred and are to be accepted by Buyer in an "AS IS" physical condition, without any representation or warranty whatsoever. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, NEITHER SELLER NOR ZILA MAKES

ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE TANGIBLE ASSETS, INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY OF THE TANGIBLE ASSETS OR AS TO THE FITNESS OF THE TANGIBLE ASSETS FOR ANY PARTICULAR PURPOSE.

         4.8. Receivables of Seller. Seller has previously delivered to Buyer a complete list of all receivables of Seller as of October 31, 1999, including accounts receivable, notes receivable and insurance proceeds receivable, which lists are attached hereto as SCHEDULE 4.8. Except for any reserve for bad debts shown on the Acquired Business' [audited] balance sheet as of August 31, 1999, all of the receivables listed thereon were, as of the dates as of which the information is given therein, and as of the Closing Date will be valid accounts receivable which are or will be current and/or have the aging set forth in
SCHEDULE 4.8 and shall otherwise be subject to the terms of payment as shall have been agreed upon between Seller and each customer and as have been disclosed by Seller to Buyer, and, except as set forth on SCHEDULE 4.8, are not subject to any setoff or adjustment.

         4.9.     Intellectual Property Rights of Seller.

                  4.9.1. SCHEDULE 4.9.1 (i) contains a complete list of each governmental filing, whether federal, state, local, foreign or otherwise, related to patents, copyrights, trademarks, service marks, trade names, maskworks, other Intangibles and Software (collectively "Registrations") of Seller that are related to the Acquired Business; (ii) identifies each pending Registration of Seller with respect to the Intangibles and Software (defined in Section 4.9.2.M.) which are related to the Acquired Business; (iii) identifies all of Seller's applications for or Registrations regarding the Intangibles and Software which have been withdrawn, abandoned, or have lapsed or been denied; and (iv) specifies any written legal or regulatory advice to Seller with respect to such Registration or protectability of the Intangibles and Software which are related to the Acquired Business, summarizing such advice.

                  SCHEDULE 4.9.1 also identifies (i) each license agreement or other written or oral agreement or permission which are related to the Acquired Business ("License Agreement") and which Seller has granted to any third party with respect to any of the Intangibles or Software; (ii) each item of the Intangibles and Software used or possessed by Seller that any third party owns and the license, sublicense, agreement or other permission in connection therewith which are related to the Acquired Business (the "Third Party License Agreement"), together with the term thereof, and all royalties or other amounts due thereon and (iii) each source code escrow agreement entered into by Seller and relating to such Intangibles and Software.

                  Seller has supplied Buyer with correct and complete copies of all License Agreements and Third Party License Agreements, and except as specified in SCHEDULE 4.9.1 all License Agreements and Third Party License Agreements may be assigned to Buyer free of cost or expense without obtaining the consent or approval of any other person.

                  Seller has complied with all License Agreements and Third Party License Agreements, and to the best of Seller's knowledge, all other parties to such agreements have complied with all provisions thereof; and, to the best of Seller's knowledge, no default or event of default exists under any of the License Agreements or Third Party License Agreements.

                  4.9.2.

                           A. SCHEDULE 4.9.2 is an accurate and complete list
and description (including a name, product description, the language in which it is written (if known) and the type of hardware platform(s) on which it runs) of all of the following:

                                    (i) All Software owned by Seller, whether
purchased from a third party, developed by or on behalf of Seller, currently under development or otherwise ("Owned Software").

                                    (ii) All Software, other than the Owned
Software, related to the Acquired Business and that is either (x) offered or provided by Seller, directly or through Distributors, to customers of Seller or
(y) used by Seller to provide information or services to customers of Seller for a fee (collectively, "Customer Software"; the Owned Software and the Customer Software are collectively referred to as the "Seller Software").

                                    (iii) All Software, other than Seller
Software, related to the Acquired Business that is licensed or marketed to or from third parties or otherwise used by Seller for any purpose whatsoever (collectively, "Other Software").

                           B. To the extent not set forth in SCHEDULE 4.9.1,
SCHEDULE 4.9.2 separately sets forth an accurate and complete list and description of each copyright, trademark, trademark application or registration, service mark, service mark application or registration, patent application or registration, and name and logo included in the Intangibles (as defined below in this Section) owned, marketed or licensed by Seller related to the Acquired Business to or from third parties, used or under development by Seller related to the Acquired Business. SCHEDULE 4.9.2 indicates Seller's ownership of such items or the source of Seller's right to use such items.

                           C. No Software other than the Owned Software,
Customer Software and Other Software is required to operate Seller's Acquired Business as currently conducted and as contemplated by existing Seller Software product and service plans. To the best of Seller's knowledge, SCHEDULE 4.9.2 identifies all employees and independent contractors who have substantially contributed to the development of the Owned Software.

                           D. Except as explained on SCHEDULE 4.9.2, Seller owns
and has good and marketable title to the Owned Software and Intangibles attributable to the Owned Software, and has the full right to use all of the Customer Software and Other Software, and Intangibles attributable thereto, as used or required to operate Seller's Acquired Business as currently conducted, free and clear of any liens, claims, charges or encumbrances which would affect the use of such Software in connection with the operation of Seller's Acquired Business as currently conducted and is not aware of any restrictions to or claims against Seller's usage of the Owned Software.

                           E. No rights of any third party not previously
obtained are necessary to market, license, sell, modify, update, and/or create derivative works for any Software as to which Seller takes any such action in its Acquired Business as currently conducted.

                           F. Except as set forth on SCHEDULE 4.9.2, with
respect to Seller Software which is licensed by Seller to third parties or used in connection with the providing of services to third parties in the Acquired
Business:

                                    (i) Seller maintains machine-readable
master-reproducible copies, except for source code on Customer Software, reasonably complete technical documentation and/or user manuals for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported by Seller; and

                                    (ii) Such Seller Software is written in the
language set forth, if known, on SCHEDULE 4.9.2, for use on the hardware set forth on SCHEDULE 4.9.2 with standard operating systems.

                           G. Except as set forth on SCHEDULE 4.9.2, with
respect to Owned Software which is licensed by Seller to third parties, the machine-readable copy substantially conforms to the corresponding source code.

                           H. To the best of Seller's knowledge, none of the
Software or Intangibles listed on SCHEDULE 4.9.1 or 4.9.2, or their respective past or current uses by or through Seller, has violated or infringed upon, or is violating or infringing upon, any Software, patent, copyright, trade secret or other Intangible of any person. Seller has adequately maintained all trade secrets and copyrights with respect to the Software. Seller has performed all obligations imposed upon it with regard to the Customer Software and Other Software which are required to be performed by it on or prior to the date hereof, and neither Seller nor, to the knowledge of Seller, any other party, is in breach of or default thereunder in any respect, nor to Seller's knowledge, is there any event which with notice or lapse of time or both would constitute a default thereunder.

                           I. To the knowledge of Seller, no person is violating
or infringing upon, or has violated or infringed upon at any time, any of Seller's proprietary rights to any of the Software or Intangibles listed on either SCHEDULE 4.9.1 or SCHEDULE 4.9.2.

                           J. None of the Software or Intangibles listed on
SCHEDULE 4.9.1 and SCHEDULE 4.9.2 are owned by or registered in the name of any of Seller's shareholders, any current or former owner or shareholder, partner, director, executive, officer, employee, salesperson, agent, customer, contractor of Seller or its representative nor does any such person have any interest therein or right thereto, including, but not limited to, the right to royalty payments. Except as listed on SCHEDULE 4.9.2, Seller has granted no third party any exclusive rights related to any Owned Software.

                           K. No litigation is pending and no claim has been
made against Seller or, to the knowledge of Seller, is threatened, which contests the right of Seller to sell or license to any person or entity or use any of the Owned Software, or to the knowledge of Seller, Customer Software or Other Software. No former employer of any employee or consultant of Seller has made a claim against Seller or, to the knowledge of Seller, against any other person, that Seller or such employee or consultant is misappropriating or violating the Intangibles of such former employer.

                           L. Seller is not a party to or bound by and, upon the
consummation of the transactions contemplated by this Agreement, Buyer will not be a party to or bound by (as a result of any acts or agreements of Seller), any license or other agreement requiring the payment by Seller or its assigns of any royalty or license payment, excluding such agreements relating to the Customer Software to the extent such royalty or license payment is expressly set forth on
SCHEDULE 4.9.2.

                           M. Except as set forth in SCHEDULE 4.9.2, the Owned
Software, Seller's rights in and to the Customer Software and Other Software, and the information used by Seller, and the Intangibles thereunder, are fully transferable to Buyer in the manner contemplated in this Agreement (in, object code, and if applicable, source code forms, including all related documentation, to the extent that such documentation has been created).

                           N. Except as set forth on SCHEDULE 4.9.2, the use,
adaptation, modification, reproduction, distribution, sale or exhibition of the Software will not infringe upon or violate the privacy, publicity or moral rights of any third party or defame any third party.

                           O. Except as set forth in SCHEDULE 4.9.2, there is no
income, royalties, damages and payments due at Closing or thereafter with respect to the Owned Software, Customer Software, Other Software, or other Intangibles and all other rights thereunder including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past, present or future infringements or misappropriations thereof.

                           P. For purposes of this Agreement, "Software" means
any computer program, operating system, applications system, microcode, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, compilation procedures, execution procedures, flow charts, programmers notes, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

                           "Intangible" means:

                                    (i) Patents, patent applications, patent
disclosures, all re-issues, divisions, continuations, renewals, extensions and continuation-in-parts thereof and improvements thereto;

                                    (ii) Trademarks, service marks, trade dress,
logos, trade names, and corporate names and registrations and applications for registration thereof and all goodwill associated therewith;

                                    (iii) Copyrights and registrations and
applications for registration thereof;

                                    (iv) Maskworks and registrations and
applications for registration thereof;

                                    (v) All right, title and interest in all
computer software, data and documentation (including, without limitation, modifications, enhancements, revisions or versions of or to any of the foregoing and prior releases of any of the foregoing applicable to any operating environment);

                                    (vi) Trade secrets and confidential business
information (including ideas, formulas, compositions, inventions, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, drawings, flow charts, processes ideas, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information);

                                    (vii) Other proprietary rights;

                                    (viii) All rights to use all of the
foregoing; and

                                    (ix) All other rights in, to, and under the
foregoing in the United States and Australia.

                           "Distributor" means Seller and any other person or
entity that has been authorized by Seller to sell, license or offer to sell or license any Seller Software, other than an employee of Seller. Distributors may include, without limitation, value added resellers, original equipment manufacturers, dealers, sales agents, and distributors.

                  4.9.3. Except as noted in SCHEDULE 4.9.3, the Owned Software and to the best knowledge of Seller, the Customer Software and Other Software, are "Millennium Compliant." For the purposes of this Agreement "Millennium Compliant" means:

                           A. The functions, calculations, and other computing
processes of the Owned Software, Other Software and Customer Software (collectively, "Processes") perform in an accurate manner regardless of the date in time on which the Processes are actually performed and regardless of the date input to the Owned Software, Other Software, and Customer Software, whether before, on, or after January 1, 2000, and whether or not the dates are affected by leap years;

                           B. The Owned Software, Other Software, and Customer
Software accept, store, sort, extract, sequence, and otherwise manipulate date inputs and date values, and return and display date values, in an accurate manner regardless of the dates used, whether before, on, or after January 1, 2000;

                           C. The Owned Software, Other Software, and Customer
Software will function without interruptions caused by the date in time on which the Processes are actually performed or by the date input to the Owned Software, Other Software, and Customer Software, whether before, on, or after January 1, 2000;

                           D. The Owned Software, Other Software, and Customer
Software accept and respond to two (2) digit year and four (4) digit year date input in a manner that resolves any ambiguities as to the century in a defined, predetermined, and accurate manner;

                           E. The Owned Software, Other Software, and Customer
Software display, print, and provide electronic output of date information in ways that are unambiguous as to the determination of the century; and

                           F. The Owned Software has been tested by Seller and
the Customer Software and Other Software has either been tested by Seller or Seller has made reasonably appropriate inquiry to determine whether the Owned Software, Customer Software, and Other Software are Millennium Compliant. Seller shall deliver the test plans, and results of such tests and inquiries, as applicable, upon written request from Buyer. Seller shall notify Buyer immediately of the results of any tests or any claim or other information that indicates the Owned Software, Customer Software, and Other Software are not Millennium Compliant.

                  4.9.4. Without limiting any of the foregoing, to the best knowledge of Seller, none of Seller's current or former officers, executives, directors, partners, shareholders, employees, salespersons, customers, or independent contractors have disclosed to (in the case of trade secrets of Seller without proper obligation of confidentiality) or otherwise used or utilized on behalf of any person other than Seller, any trade secrets or proprietary information, including, without limitation, the source codes for Seller Software.

                  All License Agreements, Third Party License Agreements, software development agreements, and any other written agreement between Seller and any third party in which trade secrets or confidential information of Seller, Seller's customers, agents, or suppliers are disclosed by Seller binds the recipient thereof to take reasonable steps to protect the proprietary rights of Seller and its customers, agents, and suppliers in such trade secrets and confidential information.

                  4.9.5.   Seller Software:

                           A. Performs in accordance with all published
specifications for such Seller Software;

                           B. Complies with all other published documentation,
descriptions and literature prepared or published by Seller, in the case of Owned Software, or, to the best of

Seller's and Zila's Knowledge, by the original licensor, in the case of Customer Software with respect to such Seller Software; and

                           C. Complies with all representations, warranties and
other requirements specified in all of Seller's License Agreements.

                  4.9.6. Except as set forth on SCHEDULE 4.9.6, none of Seller's shareholders have an ownership right or other interest in any Software or Intangibles related to the Acquired Business, and no claims have been made or, to the knowledge of the Seller, is threatened, that the Seller Software substantially fails to perform as set forth in Section 4.9.5.

                  4.9.7. Except as set forth on SCHEDULE 4.9.7, all Seller's contracts with customers in the Acquired Business (collectively "Customer Contracts") for specific customers, whether completed or outstanding, were or are evidenced by written agreements containing provisions reasonably equivalent to those contained in SCHEDULE 4.9.7 hereto, with only such changes as would not affect the rights of Buyer as assignee thereof and would not impose on Buyer, as assignee thereof, any additional obligations.

                  Except as set forth on SCHEDULE 4.9.7, no Customer Contract provided for the transfer to the customer therein of any Intangibles relating to Seller Software as to which Seller thereafter shall have no further rights. No current Customer Contract provides that the customer therein shall be entitled to sublicense or otherwise transfer to a third party any of the Intangibles relating to Seller Software unless such third party agrees to be bound by the confidentiality provisions thereof and agrees to pay Seller royalties and other amounts comparable to those under such Customer Contract.

                  Except as set forth on SCHEDULE 4.9.7, each past or present customer of Seller and each past or present customer of Seller to whom Seller disclosed any of the Intangibles relating to Seller Software is bound by a confidentiality provision which requires such past or present customer to take reasonable steps to protect the rights of Seller in the Intangibles relating to Seller Software.

         4.10. Adequacy of Purchased Assets. The Purchased Assets constitute, in the aggregate, all of the property necessary for the conduct of the Acquired Business in the manner in which and to the extent to which it is currently being conducted.

         4.11.    Contracts; Insurance; Customers.

                  4.11.1. SCHEDULE 4.11 accurately and completely sets forth a true and complete list of all of the contracts of Seller which are material (solely for purposes of this Section 4.11., a contract shall be "material" if (i) the contract is not cancelable on thirty (30) days or less notice without payment of a penalty in excess of Ten Thousand and No/100 Dollars ($10,000.00) or (ii) include the committed future expenditure by Seller in any twelve (12) month period of at least Ten Thousand and No/100 Dollars ($10,000.00)) to the Purchased Assets or the Acquired Business (the "Material Contracts").

                  The contracts listed on SCHEDULE 4.11 together with the License Agreements and Third Party License Agreements listed on SCHEDULE 4.9.1 are referred to herein as the "Material Contracts."

                  Seller has previously furnished Buyer with a true and complete copy of each such agreement, contract or commitment listed in SCHEDULE 4.11. There has not been any default in any obligation to be performed by Seller, nor to the best knowledge of Seller, any other party, under any such agreement, contract or commitment. Except as set forth on SCHEDULE 4.9.1 and SCHEDULE 4.11, Seller is not a party to or bound by any other Material Contracts.

                  All Material Contracts have been entered into in the ordinary course of business, are on normal and reasonable commercial terms.

                  4.11.2. Seller carries insurance, which is customary in scope and reasonable in character and amount, with reputable insurers, covering all of the assets and properties relating to the Acquired Business, and it has provided all required performance or other surety bonds.

                  All premiums and other payments which become due under the policies of insurance listed in SCHEDULE 4.11.2 have been paid in full and, to the extent relating to periods prior to the Closing Date, will be paid in full on or prior to the Closing Date. All of such policies are now in full force and effect and Seller has received no notice from any insurer, agent or broker of the cancellation of, or any increase in premium with respect to, any of such policies or bonds. No insurer has the right to make retrospective premium adjustments with respect to any of such policies.

                  Except as set forth in SCHEDULE 4.11.2, Seller has received no notification from any insurer, agent or broker denying or disputing any claim made by Seller or denying or disputing any coverage for any such claim or the amount of any claim. Except as set forth in SCHEDULE 4.11.2, Seller has no claim against any of its insurers under any of such policies pending or anticipated and there has been no occurrence of any kind which would give rise to any such claim.

                  4.11.3. SCHEDULE 4.11.3 sets forth a complete list of all of Seller's current Acquired Business customers (defined as having received products or services from Seller within the last three (3) years).

                  4.12. Litigation Involving Seller. Except as set forth on
SCHEDULE 4.12, there are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the best knowledge of Seller, threatened against or affecting Seller or any of its assets or properties with respect to or relating to (i) the Acquired Business; (ii) the ownership or operation of the Purchased Assets or (iii) the transactions contemplated by this Agreement. There are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which Seller is or was a party and which relates to (i) the Acquired Business; (ii) the ownership or operation of the Purchased Assets or (iii) the transactions contemplated by this Agreement.

         4.13. No Adverse Change. Since October 31, 1999, all changes in the business or properties relating to the Acquired Business, or in its financial condition, including changes occurring in the ordinary course of business, have not had or will not have an adverse effect on the business, properties, financial condition, business prospects or operating results of the Acquired Business. There is not, to the best knowledge of Seller, any threatened event or condition of any character whatsoever which could adversely affect the assets, properties, business, financial condition or results of operations of the Acquired Business.

         4.14. Absence of Certain Acts or Events. Except as disclosed in
SCHEDULE 4.14, since the October 31, 1999, with respect to the Acquired Business, Seller has not:

                  A. Sold or transferred any of its assets other than in the ordinary course of business;

                  B. Made or obligated itself to make capital expenditures aggregating more than Ten Thousand and No/100 Dollars ($10,000.00);

                  C. Incurred any material obligations or liabilities (including any indebtedness) or entered into any material transaction, except for this Agreement and the transactions contemplated hereby; or

                  D. Suffered any theft, damage, destruction or casualty loss in excess of Five Thousand and No/ 100 Dollars ($5,000.00).

         4.15. Compliance With Laws by Seller. Seller is in material compliance with all laws, regulations and orders applicable to the Purchased Assets or the Acquired Business. Seller has not received notification of any asserted past or present failure to comply with any such laws, regulations and orders.

         4.16. Employment and Labor Matters.

               4.16.1. SCHEDULE 4.16 lists all employees and agents who on the date hereof perform services on a regular basis in the Acquired Business operations of or for Seller. No such employee or agent has terminated or given notice of termination of his employment as of the date hereof, nor, to the knowledge of Seller, plans to refuse employment with Buyer after the Closing Date.

                           A. Prior to the Closing Date, Buyer may offer
employment to commence on the Closing Date to any or all of the employees of Seller related to the Acquired Business as it may determine. Buyer shall have full and absolute discretion in determining the terms, conditions and benefits relating to such employment. Nothing in this Agreement shall obligate Buyer or InfoCure to employ after the Closing Date any employee of Seller or to offer employment to any employee of Seller on the same terms or conditions or with the same benefits offered by Seller. Nothing in this Agreement shall create any claim or right on the part of any employee of Seller and no such employee shall be entitled to assert any claim or right hereunder. Seller agrees to reasonably cooperate with buyer in connection with any notices required by law including, without limitation, the Warren Act and its state law equivalent and regarding any written communications made to the employees of Seller during the period from the date hereof until the Closing Date which relate to the transactions contemplated by this Agreement.

                           B. Seller and Buyer agree that the employees hired by
Buyer ("Employee) will be entitled to maintain health coverage through Seller's existing group health plan(s) (not including any flexible spending arrangements which constitute a group health plan, but including other medical and dental coverages) through COBRA (as defined below) continuation coverage under such plan through 12:01 a.m. on February 1, 2000 (the "COBRA Premium Payment End Date"). To the extent that an Employee and his or her dependents is entitled to a right to receive continuation coverage available pursuant to, and as required under the provisions of, ERISA Sections 601 through 608 and Code Section
4980B ("COBRA") under the Seller's group health plan and/or the Seller's group dental plan, if such Employee and his or her dependents exercises such right in accordance with COBRA and the terms and provisions of such group health and/or dental plan, the Buyer shall, solely during the period beginning with the Closing Date and ending on the COBRA Premium Payment End Date, but not thereafter, subsidize the COBRA premium required to be paid by such Employee (and/or his or her dependents) for such continuation coverage by paying an amount directly to the Employee (in a timely manner so that the Employee may timely pay his required COBRA premium) such that when such amount is added to the amount which would have been required to be paid by the Employee for the coverage he or she had in place under Seller's group health plan immediately prior to the Closing, the aggregate amount is equal to the COBRA premium required to be paid by such Employee and his or her dependents (but, in no event greater than the actual COBRA premium. The Employee and his or her dependents shall remain completely responsible for timely paying any additional amount required under COBRA, so that the total amount paid equals the COBRA premium. This COBRA premium subsidy by the Buyer shall be provided from the Closing through the COBRA Premium Payment End Date, but not thereafter, and is intended to ensure that the Employees and their dependents have the ability to remain covered under the Seller's group health and dental plans through 12:01 a.m. February 1, 2000, by paying a monthly premium amount equal to the amount they were paying prior to the Closing, and is not intended to alter the Seller's group health plan(s) in any manner.

                           C. Seller shall remain liable for all "Seller
Employee Liabilities," regardless of when or how such liability arose, and regardless of whether such liability may result in or has resulted in a claim upon the Purchased Assets. For purposes of the preceding sentence, the term "Seller Employee Liabilities" shall mean any claims, liabilities, costs, expenses or compensation which exist, which arise by reason of, or which are in any way connected with or based on (i) an employee's employment relationship with Seller and/or the termination of such relationship; (ii) foreign, federal, state, county or municipal fair employment practices act and/or any law, ordinance or regulation promulgated by any foreign, federal, state, county, municipality or other state subdivision as applied to employees of Seller; (iii) interference with and/or breach of contract with employees of Seller; (iv) retaliatory or wrongful discharge of any employee of Seller; (v) intentional or negligent infliction of emotional distress or mental anguish upon employees of Seller; (vi) outrageous conduct with respect to employees of Seller; (vii) interference with business relationships, contractual relationships or employment relationships involving employees of Seller and any third party;
(viii) breach of duty, fraud, fraudulent inducement to contract, breach of right of privacy, libel, slander, or tortuous conduct of any kind with respect to employees of Seller; (ix) violations of Title VII of the Civil Rights Act of 1964 and/or the Civil Rights Act of 1991 and/or 42 U.S.C. Section 1981 with respect to employees of Seller; (x) violations of the Age Discrimination in Employment Act of 1967, the Age Discrimination Claims Assistance Act of 1988 and/or the Older Workers' Benefit Protection Act with respect to employees of Seller; (xi) violations of state or federal handicap or disability discrimination laws or acts, including, but not limited to, the Rehabilitation Act of 1973 and the Americans with Disabilities Act with respect to employees of Seller; (xii) discriminatory or wrongful acts against employees of Seller; (xiii) violations of ERISA or the Family and Medical Leave Act with respect to employees of Seller; (xiv) violations of the workers' compensation laws of any state or other jurisdiction; (xv) violations of any other federal, state, county or municipal law or regulation with respect to employees of Seller.

                  4.16.2. To the best knowledge of Zila and Seller, Seller has complied, in all material respects, with all applicable federal, state and local laws, rules and regulations and ordinances respecting health, safety and working conditions of its employees, including, without limitation, the Occupational Safety and Health Act of 1970, Pub. L. 91-596, as amended, and all similar applicable federal, state and local laws, rules, regulations and ordinances, and has provided Buyer with copies of all reports filed and notices provided under any such laws, rules, regulations and ordinances during the last five (5) years.

                  To the best knowledge of Zila and Seller, Seller's operations do not involve any unusual risk to the health or safety of its employees (including, without limitation, any risk associated with hazardous airborne contaminants or hazardous chemicals or waste materials).

                  4.16.3. To the best knowledge of Zila and Seller, Seller is not a party to any agreement, contract or arrangement, written or oral, providing for any payments to any person resulting from the consummation of the transactions contemplated hereby, except for payments to holders of shares of Seller's capital stock. Seller's obligation to make any such payments shall constitute Excluded Liabilities.

         4.17.    Employee Benefits Matters.

                  4.17.1. SCHEDULE 4.17.1 sets forth a complete and accurate listing and description of all plans, agreements, arrangements, commitments, policies or understandings of any kind (whether written or oral) related to the Acquired Business (i) which relate to present or former employees, retirees, or independent contractors (or their beneficiaries, dependents or spouses) of Seller and of the Acquired Business and (ii) which are currently, were within the last seven (7) years, or are expected to be, adopted, maintained by, sponsored by, or contributed to by, Seller, any of its predecessors in interest or any ERISA Affiliate of Seller, or as to which Seller, any of its predecessors in interest or any ERISA Affiliate of Seller has any ongoing liability or obligation whatsoever, including, but not limited to, all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), deferred compensation, early retirement, incentive, profit-sharing, thrift, stock ownership, stock appreciation, bonus, stock option, stock purchase, welfare, nonqualified benefit, and fringe benefit plans as defined in Section 6039D of the Internal Revenue Code of 1986, as amended (the "Code") (hereinafter, such plans, agreements, etc., are referred to as the "Plan" or "Plans"). For purposes of this Agreement, the term ERISA Affiliate of Seller shall mean any other entity or person whose employees would, along with the employees of Seller, be treated as employed by a single employer under Code Sections
414(b), (c), (m) or (o), and/or under Sections 210 and/or 4001 of ERISA. Seller has provided to Buyer true, correct and complete copies of all documents relating to the Plans which it has requested, with all amendments, modifications and supplements thereto, including, without limitation, all plan texts (and amendments thereto), all trust agreements (if any), all insurance and annuity contracts (if any), all summary plan descriptions and annual reports (if any) for the most recent three (3) years, and all correspondence with the IRS or the U.S. Department of Labor concerning such Plans.

                           A. Seller, its predecessors in interest and all ERISA
Affiliates of Seller have complied in all respects with all of their respective obligations under applicable law (including the Code and ERISA) with respect to the Plans, and have maintained the Plans in compliance with all applicable laws and regulations.

                           B. Neither Seller nor any ERISA Affiliate of Seller
contributes to, ever has contributed to, or ever has been required to contribute to any pension plan (as defined in ERISA Section 3(35)), any pension plan (as defined in ERISA Section 3(2) subject to the minimum funding standards of Code
Section 412 and/or any multi-employer plan (as defined in ERISA Section 3(37)(A)), and neither Seller nor any ERISA Affiliate of Seller has any liability (including withdrawal liability) under or with respect to any pension plan and/or multi-employer plan.

                           C. There is no liability of Seller or any ERISA
Affiliate of Seller with respect to any Plan which could result in the imposition of any liability being imposed upon Buyer or InfoCure after the Closing of the transactions contemplated by this Agreement, including, but not limited to, any minimum funding liability under ERISA Section 302 or Code
Section 412, any plan termination liability under ERISA Sections 4041, 4042, 4062, 4068 and/or 4069, multi-employer plan liabilities under ERISA Sections 4201-4205 or 4212, COBRA liability under Code Section 4980B or
ERISA Sections 601 through 608.

                           D. The parties hereto agree that InfoCure and Buyer
shall have no liability with respect to any Plan.

                  4.17.2. With respect to each Plan to the extent applicable:

                           A. No litigation or administrative or other
proceeding is pending or threatened involving such Plan.

                           B. To the best knowledge of Seller, such Plan has
been administered and operated in substantial compliance with, and has been amended to comply with all applicable laws, rules, and regulations, including, without limitation, ERISA, the Internal Revenue Code, and the regulations issued under ERISA and the Internal Revenue Code.

                           C. Seller has made and as of the Closing Date will
have made or accrued, all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such Plan or required to be made under applicable laws, rules and regulations, with respect to any period prior to the Closing Date, such amounts to be determined using the ongoing actuarial and funding assumptions of the Plan.

                           D. Such Plan is and on the Closing Date will be fully
funded in an amount sufficient to pay all liabilities accrued (including liabilities and obligations for health care, life insurance and other benefits after termination of employment) and claims incurred to the date hereof and to the Closing Date, or the Closing Date Balance Sheet contains adequate reserves or paid-up insurance has been provided, therefor.

                           E. Such Plan has been administrated and operated only
in the ordinary and usual course and in accordance with its terms, and there has not been in the four (4) years prior hereto any increase in the liabilities of such Plan beyond increases typically experienced by employers similar to Seller.

                  4.17.3. The parties hereto agree that Buyer and InfoCure shall have no liability with respect to any "Seller Controlled Group Plan." The preceding sentence applies to any liability (herein "Seller Controlled Group Plan Liabilities") with respect to a "Seller Controlled Group Plan," regardless of when or how such liability arose, regardless of whether such liability involves employees of the Acquired Business, and regardless of whether such liability may result in or has resulted in a claim upon the assets purchased under this Agreement. For purposes of this Agreement, the term "Seller Controlled Group Plan" shall mean each and every plan, agreement, arrangement, commitment, policy or understanding of any kind (whether written or oral) (i) which relate to present or former employees, directors, retirees, or independent contractors (or their beneficiaries, dependents or spouses) of the Seller or
(ii) which are currently, were, or are expected to be, adopted, maintained by, sponsored by, or contributed to by, the Seller, any of its predecessors in interest or any ERISA Affiliate of the Seller, or as to which the Seller, any of its predecessors in interest or any ERISA Affiliate of the Seller has any ongoing liability or obligation whatsoever, including, but not limited to, employee benefit plans as defined in ERISA Section 3(3), deferred compensation, early retirement, incentive, profit-sharing, thrift, stock ownership, stock appreciation, bonus, stock option, stock purchase, welfare, nonqualified benefit, and fringe benefit plans as defined in Code Section 6039D.

         4.18. Due Authorization; Binding Obligation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by necessary corporate action of Seller. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller, enforceable in accordance with its terms.

         Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

                  A. Conflict with or violate any provision of the articles of incorporation or bylaws of Seller, or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Seller; or

                  B. Result in any breach of or default under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against Seller or the assets and properties of Seller.

         Without limiting the generality of the foregoing, Seller is not a party to any continuing agreement or understanding, made by it or on its behalf, which limits in any way the ability of:

                  A. Seller to enter into this Agreement and perform its obligations hereunder;

                  B. Seller to sell the Purchased Assets to Buyer, all on the terms and subject to the conditions set forth herein; or

                  C. Seller to consummate the transactions contemplated hereby, nor has Seller breached any such agreement, which breach would entitle the other party thereto to any equitable or monetary remedies.

         4.19. Consents and Approvals. Except as set forth in SCHEDULE 4.19, no consent, authorization or approval of, or exemption by, or filing with, any governmental, public or self-regulatory body or authority (a "Governmental Agency") or any other third party, including, without limitation, the licensors of any Software, is required in connection with the execution, delivery and performance by Seller of this Agreement or the consummation of the transactions contemplated hereby or thereby or for the continuation by Buyer of the Acquired Business of Seller after the Closing in the same manner as presently conducted or proposed to be conducted.

         4.20. Accuracy of Information Furnished by Seller. No representation, statement or information in writing made or furnished by Seller to Buyer, including, without limitation, those contained in this Agreement and the various schedules attached hereto and the other information and statements previously furnished by Seller to Buyer in writing, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein in light of circumstances in which they were made, not misleading.

         4.21. Books and Records. The books of account and other financial records to be transferred to Buyer pursuant hereto are complete and correct, are maintained in accordance with all applicable laws, and are accurately reflected in the Financial Statements.

5.       REPRESENTATIONS AND WARRANTIES OF BUYER.

         In order to induce Seller to enter into this Agreement and consummate the transactions contemplated hereunder, Buyer makes the following representations and warranties:

         5.1. Organization, Power and Authority of Buyer. Buyer is a corporation duly organized and validly existing under the laws of the State of Georgia, with full corporate power and authority to enter into this Agreement and to carry out the transactions and agreements contemplated hereby.

         5.2. Due Authorization; Binding Obligation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions of Buyer. This Agreement has been duly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable in accordance with its terms.

         Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

                  A. Conflict with or violate any provision of the articles of incorporation or bylaws of Buyer or of any decree or order of any court or administration or other governmental body which is either applicable to, binding upon or enforceable against Buyer; or

                  B. Result in any breach of or default under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against Buyer.

         5.3. Litigation. There are no action, suits, or proceedings at law or in equity or by or before any governmental instrumentality or other agency now pending or, to the knowledge of Buyer threatened, against Buyer which could have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

         5.4. No Brokers. Except for Mark Kloner who has been retained by Buyer, neither Buyer nor any of its affiliates has employed or is subject to the valid claim of any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who will be entitled to a fee or commission in connection with such transactions.

6.       ADDITIONAL COVENANTS OF SELLER.

         6.1. Best Efforts. Each of Zila and Seller will use its respective best efforts to cause to be satisfied, as soon as practicable and prior to the Closing Date, all of the conditions set forth in Section 8. to the obligation of Buyer to purchase the Purchased Assets.

         6.2. Conduct of Acquired Business Pending the Closing. From and after the execution and delivery of this Agreement and until the Closing Date, except as otherwise provided by the prior written consent of Buyer:

                  6.2.1. Seller will: (i) conduct the Acquired Business and its operations in the manner in which the same have heretofore been conducted; (ii) preserve its business organization intact; (iii) use its best efforts to keep available the services of its officers, employees, agents and distributors and
(iv) use its best efforts to preserve its relationships with customers, suppliers and others having dealings with Seller;

                  6.2.2. Seller will maintain all of its properties in customary repair, order and condition, reasonable wear and use and damage by unavoidable casualty excepted, and to maintain insurance of such types and in such amounts upon all of its properties and with respect to the conduct of its Acquired Business as are in effect on the date of this Agreement;

                  6.2.3. Seller will: (i) not sell or transfer any of its assets other than in the ordinary course of business consistent with past practices or
(ii) not incur any material obligations or liabilities or enter into any material transaction, contract, arrangement or agreement without the prior written consent of Buyer; and

                  6.2.4. Seller will not increase the compensation payable or to become payable to any director, officer, employee or agent of Seller, make any profit-share payment or other arrangement (whether current or deferred) to or with any director, officer, employee or agent, hire any employee, officer or director, consultant, or agent without the prior written approval of Buyer.

         6.3. Access to Acquired Business' Properties and Records. From and after the execution and delivery of this Agreement, Seller will afford to the representatives of Buyer access, during normal business hours and upon reasonable prior notice, to Seller's premises sufficient to enable Buyer to inspect the assets and properties of the Acquired Business, and Seller will furnish to such representatives during such period all such information relating to the foregoing investigation as Buyer may reasonably request; provided, however, that any furnishing of such information to Buyer and any investigation by Buyer shall not affect the right of Buyer to rely on the representations and warranties made by Seller in or pursuant to this Agreement, and, provided further that Buyer will hold in confidence all documents and information concerning Seller so furnished.

         6.4. Preservation of and Access to Books and Records. Seller and Zila agree that they shall preserve and keep all books and records of the Acquired Business and all information relating to the accounting, business, financial and tax affairs of the Acquired Business in existence on the Closing Date or which come into existence after the Closing Date, but relate to the Acquired Business prior to the Closing Date for a period of six (6) years thereafter, or for any longer period (i) as may be required by any federal, state, local or foreign governmental body or agency; (ii) as may be reasonably necessary with respect to the prosecution or defense of any audit, suit, action, litigation or administrative arbitration or other proceeding or investigation that is then pending or threatened or (iii) that is equivalent to the period established by any applicable statute of limitations (or any extension or waiver thereof) with respect to matters pertaining to taxes. Seller and Zila agree not to destroy any books, records or other documents containing such information without the prior written consent of Buyer.

         Seller and Zila shall afford to Buyer and its employees, counsel and other authorized representatives, at no charge, (i) complete access, at all reasonable times to the books and records of the Acquired Business and all information relating to such accounting, business, financial or tax affairs relating to the Acquired Business, concerning (x) any matter relating to this Agreement or (y) any business of the Acquired Business prior to the Closing and
(ii) the reasonable services of Seller's and Zila's employees to assist Buyer with respect to such matters.

         6.5. Securities and Exchange Commission Compliance. Zila and Seller have filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the "SEC") as of the Closing Date which relate to the Acquired Business.

         6.6. Supplements to Schedules. Prior to the Closing Date, Seller will promptly supplement or amend the Schedules with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Schedules. For purposes of determining the accuracy of representations and warranties of Seller contained in Article 4. for the purpose of determining the fulfillment of the conditions set forth in Section 12.1. (but not for purposes of the indemnifications set forth in Article 11. for which the Schedules shall be deemed to include all information contained in any supplement or amendment), the Schedules delivered by Seller shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

7. ADDITIONAL COVENANTS OF BUYER AND INFOCURE.

         7.1. Best Efforts. Each of Buyer and InfoCure will use its respective best efforts to cause to be satisfied, as soon as practicable and prior to the Closing Date, all of the conditions set forth in Section 9. to the obligation of Seller to sell the Purchased Assets pursuant to this Agreement.

         7.2. Consent. Each of the parties hereto will use its commercially reasonable efforts and shall fully cooperate with each other party to make promptly all registrations, filings and applications, give all notices and obtain all governmental and third party consents, permits, approvals, orders, authorities, qualifications, and waivers necessary for the consummation of the transactions contemplated by this Agreement or that thereafter may be necessary to effectuate the transfer or renewal of any other license, approval or authorization.

         7.3. Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable efforts to take, or cause to be taken all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. From time to time, after the date hereof, without further consideration, Seller will execute and deliver such documents to Buyer as Buyer may reasonably request in order to more effectively vest in Buyer title to the Purchased Assets.

         7.4.     Cooperation in Litigation.

                  A. Buyer agrees to take commercially reasonable actions necessary to make former employees of the Acquired Business available to Seller after the Closing Date with respect to any action, suit, proceeding or investigation to which Seller or Zila is a party or is otherwise involved with regard to the Acquired Business whether commenced before or after the Closing Date. Seller agrees to reimburse Buyer for reasonable out-of-pocket expenses (but not labor charges) incurred by Buyer in connection with requests by Seller pursuant to this Section 7.4.

                  B. Seller and Buyer shall cooperate, to the extent reasonably requested by either of them, in the handling and disposition of any actions, whether or not listed on the

Schedules and whether or not pending or threatened prior to the Closing, that arise out of or are related to any event or occurrence with respect to the Acquired Business prior to the Closing.

         7.5. Preservation of and Access to Books and Records. Buyer agrees that it shall preserve and keep all books and records of the Acquired Business and all information relating to the accounting, business, financial and tax affairs of the Acquired Business in existence on the Closing Date or which come into existence after the Closing Date, but relate to the Acquired Business prior to the Closing Date for a period of six (6) years thereafter, or for any longer period (i) as may be required by any federal, state, local or foreign governmental body or agency; (ii) as may be reasonably necessary with respect to the prosecution or defense of any audit, suit, action, litigation or administrative arbitration or other proceeding or investigation that is then pending or threatened or (iii) that is equivalent to the period established by any applicable statute of limitations (or any extension or waiver thereof) with respect to matters pertaining to taxes. Buyer agrees not to destroy any books, records or other documents containing such information without the prior written consent of Zila.

                  Buyer shall afford to Zila and its employees, counsel and other authorized representatives, at no charge, (i) complete access, at all reasonable times to the books and records of the Acquired Business and all information relating to such accounting, business, financial or tax affairs relating to the Acquired Business, concerning (x) any matter relating to this Agreement; (y) any business of the Acquired Business prior to the Closing or (z) other business of Seller where Acquired Business information is required and
(ii) the reasonable services of Buyer's employees to assist Seller or Zila with respect to such matters.

         7.6. Confidentiality. Buyer agrees that any information contained in any Schedule or otherwise provided to Buyer pursuant to this Agreement shall be held by Buyer as confidential information going forward.

         7.7. Cooperation on Tax Matters. Buyer and Seller agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Acquired Business as is reasonably necessary for the preparation and filing of any return, claim for refund or other required or optional filings relating to tax matters, for the preparation for and proof of facts during any tax audit, for the preparation of any tax protect, for the prosecution or defense of any suit or other proceeding relating to tax matters and for the answer to any governmental or regulatory inquiry relating to tax matters.

8. CONDITIONS TO THE OBLIGATION OF BUYER AND INFOCURE.

         The obligation of Buyer to purchase the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions, each of which is for the benefit of Buyer and InfoCure and any one (1) or more of which may be waived by either Buyer or InfoCure:

         8.1. Accuracy of Representations and Warranties and Compliance With Obligations.

         The representations and warranties of Zila and Seller contained in this Agreement shall have been true and correct at and as of the date hereof, and they shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time.

         Zila and Seller shall have performed and complied with all of their obligations required by this Agreement to be performed or complied with at or prior to the Closing Date.

         Zila and Seller shall each deliver to Buyer a Certificate in the form of EXHIBIT C hereto, certifying that each of the conditions to the obligations of Buyer to purchase the Purchased Assets from Seller which is set forth in
Section 8. of this Agreement has been satisfied.

         8.2. Opinion of Counsel. Buyer shall have received an opinion dated the Closing Date from Streich Lang, P.A., counsel for Seller, substantially in form and substance as set forth on EXHIBIT H attached hereto.

         8.3. Receipt of Necessary Consents. All necessary consents or approvals of third parties to any of the transactions contemplated hereby, the absence of which would have a material adverse effect on Buyer's rights hereunder, shall have been obtained and shown by written evidence reasonably satisfactory to Buyer or reasonable efforts to obtain such consents or approvals shall have been demonstrated to Buyer by such evidence.

         8.4. No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Purchased Assets to Buyer or any other transaction contemplated hereby, or which might affect the right of Buyer to own the Purchased Assets or to operate the business formerly operated by Seller and which, in the judgment of Buyer, makes it inadvisable to proceed with the purchase of the Purchased Assets.

         8.5. Transition Services Agreement. Zila and Seller shall have each entered into a transition agreement letter (the "Transition Services Agreement") with Buyer, substantially in the form of EXHIBIT I hereto.

         8.6. Restrictive Covenant Agreements. Zila and Seller shall have each entered into a restrictive covenant agreement (the "Restrictive Covenant Agreement") with Buyer, substantially in the form of EXHIBIT J hereto.

         8.7. Directors Resolutions; Good Standing. Seller shall have delivered to Buyer a certificate evidencing the good standing of Seller as of a recent practicable date, and a certified copy of the resolutions of the Directors of Seller (and Seller's shareholders if required by Seller's organizational documents) approving the execution, delivery and performance by Seller of this Agreement and all the other transactions to be taken by Seller contemplated herein.

         8.8.     Reserved.

         8.9.     Reserved.

         8.10. Buyer's Lender's Approval. On or before the Closing, Buyer shall have obtained the approval of Buyer's lender, Finova Capital Corporation ("Finova"), to the transaction contemplated herein.

         8.11. Tax Clearance Certificates. Seller shall deliver to Buyer a certificate from the Commissioner's office at the California Department of Revenue, dated not more than ten (10) days prior to the Closing Date, that Seller has paid all California sales and use taxes, and withholding taxes, currently due.

9.       CONDITIONS TO OBLIGATION OF SELLER.

         The obligation of Seller to sell the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions, each of which is for the benefit of Seller any one (1) or more of which may be waived by Seller:

         9.1. Accuracy of Representations and Warranties and Compliance With Obligations.

         The representations and warranties of Buyer and InfoCure contained in this Agreement shall have been true and correct at and as of the date hereof, and they shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time.

         Buyer and InfoCure shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date.

         Buyer and InfoCure shall each deliver to Seller a Certificate in the form of EXHIBIT D hereto, certifying that each of the conditions to the obligations of Seller to sell the Purchased Assets to Buyer which is set forth in Section 9. of this Agreement has been satisfied.

         9.2. Opinion of Counsel. Seller shall have received an opinion, dated the Closing Date, from Morris, Manning & Martin L.L.P., counsel to Buyer and InfoCure, substantially in form and substance as set forth in EXHIBIT L attached hereto.

         9.3. No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Purchased Assets by Seller or any other transaction contemplated hereby or which, in the judgment of Seller, makes it inadvisable to proceed with the sale of the Purchased Assets.

         9.4.     Reserved.

10.      ADDITIONAL AGREEMENTS.

         10.1. Execution of Further Documents. From and after the Closing, upon the reasonable request of Buyer, Seller shall execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to convey and transfer to and vest in Buyer and protect its rights, title and interest in the

Purchased Assets and as may be appropriate otherwise to carry out the transactions contemplated by this Agreement.

         10.2. Nonassignable Contracts. To the extent that the assignment hereunder by Seller to Buyer of any contract, commitment, license, lease or other agreement of Seller (the "Contracts") is prohibited or is not permitted without the consent of any other party to the Contract, this Agreement shall not be deemed to constitute an assignment of any such Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Contract, and Buyer shall assume no obligations or liabilities thereunder.

         Prior to the Closing, Seller shall advise Buyer promptly in writing with respect to any Contract as to which it knows it will not receive any required consent. Without in any way limiting Seller's obligation pursuant to
Section 8.3. make efforts to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of the Contracts and the Purchased Assets to Buyer hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, Seller shall, if requested by Buyer, cooperate with Buyer in any reasonable arrangement designed to provide Buyer with the rights and benefits (subject to the obligations) under the Contract, including, if reasonably requested by Buyer, by enforcing for the benefit of Buyer any and all rights of Seller against any other person arising out of breach or cancellation by such other person, acting as an agent on behalf of Buyer, subcontracting to Buyer the right to perform under the Contract on the same economic terms as applied to Seller prior to the Closing and acting as Buyer shall otherwise reasonably require, in each case at Buyer's expense.

         Acceptance of any such arrangement shall constitute a waiver by Buyer of any claim or alleged breach under this Agreement with respect to such Contracts.

         10.3. Announcements. Seller and Buyer shall work together after the Closing to coordinate the preparation and mailing by each of any announcements each of them desires to make to customers relating to this transaction.

         10.4. Sales Taxes on Acquisition. Notwithstanding anything to the contrary elsewhere in this Agreement, all transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including penalties and interest) incurred in connection with this Agreement (including the acquisition by Buyer of the Acquired Business and the Purchased Assets) shall be paid by Zila or the Seller when due, and will, at its own expense, file all necessary tax returns and other documentation with respect to such transfer, documentary, sales, use, stamp, registration and other taxes and fees.

         10.5. Disclosure. Zila, Seller, Buyer and InfoCure each agree not to issue any press release or make any public announcement or other disclosure to competitors, customers, employees or any other person (except to employees and agents on a need-to-know basis in order to complete the transactions contemplated by this Agreement and who agree to maintain the confidentiality of the disclosed information) concerning this Agreement except as required by law or with the advance written approval of the other parties, which approval will not be unreasonably withheld.

11.      INDEMNIFICATION.

         11.1. Agreement by Seller to Indemnify. Zila and Seller, jointly and severally, agree to indemnify and hold harmless Buyer and InfoCure and each of their respective officers, directors, shareholders, successors and assigns (collectively, the "Seller Indemnified Parties") in respect of the aggregate of all indemnifiable damages caused to the Acquired Business or any of the Seller Indemnified Parties. The parties agree that the indemnification provisions set forth in this Article 11. are the sole remedy for any claims of the Seller Indemnified Parties relating to the Acquired Business or Purchased Assets and this Agreement; provided, however, nothing in this Section 11. Shall preclude Buyer or InfoCure from seeking damages that arise from fraud.

         For this purpose, "indemnifiable damages" caused to the Acquired Business or any of the Seller Indemnified Parties means the aggregate of all expenses, losses, penalties, costs, deficiencies, liabilities and damages (including related counsel fees and expenses) incurred or suffered by the Acquired Business or any of the Seller Indemnified Parties resulting from:

                  A. The breach of any warranty made by Seller in or pursuant to this Agreement;

                  B. The breach of any of the covenants or agreements made by Seller in this Agreement;

                  C. The failure of Seller to pay, discharge or perform any liability or obligation of Seller which is not an Assumed Liability;

                  D. Any actions, claims, proceedings, demands, grievances or disputes brought or initiated by third parties against the Acquired Business or any of the Seller Indemnified Parties in connection with an Excluded Liability;

                  E. The conduct of the Acquired Business by Seller through and including the Closing Date; or

                  F. Any actions, claims, proceedings, demands, grievances or dispute brought or initiated by third parties against the Acquired Business or any of the Seller Indemnified Parties in connection with any Plan (as defined in Section 4.17.1.) or any Seller Employee Liabilities (as defined in Section 4.16.1.B.).

         The foregoing obligation of Zila and Seller to indemnify the Seller Indemnified Parties shall be subject to each of the following principles or qualifications:

                  11.1.1. Each of the representations and warranties made by Zila and Seller in this Agreement or pursuant hereto, shall survive for a period of two (2) years after the Closing Date, notwithstanding any investigation at any time made by or on behalf of Buyer or InfoCure, and thereafter all such representations and warranties shall be extinguished; provided, however, that the representations and warranties made by Zila and Seller to the extent they relate to Seller's title to the Purchased Assets shall survive forever; the representations and warranties made by Seller to the extent they relate to any Plan or Seller Employee Liabilities shall survive until no possible liability with respect thereto can be asserted; and that the representations and warranties made by Seller in Section 4.4. hereof ("Tax Matters") shall in each case survive until the first (1st) anniversary of the later of:

                  A. The date on which applicable period of limitation on assessment or refund of tax has expired; or

                  B. The date on which the applicable taxable year (or portion thereof) has been closed.

         No claim for the recovery of indemnifiable damages may be asserted by any of the Seller Indemnified Parties against Seller or its successors in interest after such representations and warranties shall be thus extinguished; provided, however, that claims first asserted in writing within the applicable period shall not thereafter be barred. In addition, the Seller shall have no liability with respect to indemnifiable damages until the total of all such damages exceeds Seventy-Five Thousand and No/100 Dollars ($75,000.00) in which event Buyer shall be entitled to claim only the excess of the amount of such damages over Seventy-Five Thousand and No/100 Dollars ($75,000.00). Notwithstanding the foregoing, in no event shall the aggregate liability of Zila and Seller under this Section 11. exceed the Purchase Price.

         Notwithstanding any prior provision of this Agreement to the contrary, to the extent that there exists, or there shall arise, any "Seller Controlled Group Plan Liability", as that term is defined in Section 4.17.3. of this Agreement, the Seller shall indemnify and hold harmless InfoCure, Buyer and their subsidiaries, any successors or assigns thereto, and all employees, officers, directors, agents, independent contractors and other persons affiliated with InfoCure, Buyer and/or their subsidiaries or their successors and assigns (herein the "Indemnitees") from and against any and all such liabilities, and any losses, damages, claims, liabilities, actions, suits, proceedings and costs and expenses of defense thereof, including reasonable attorneys' fees, and the Seller shall take any action reasonably requested by InfoCure to prevent the imposition of such liability. Notwithstanding any provision of this Agreement to the contrary, to the extent that there exists, or there shall arise, any Seller Employee Liabilities (as defined in Section 4.16.1.B.) as of and from and after the Closing Date, the Seller shall indemnify and hold harmless the Indemnitees from and against any and all such liabilities, and any losses, damages, claims, liabilities, actions, suits, proceedings and costs and expenses of defense thereof, including reasonable attorneys' fees, and the Seller shall take any action reasonably requested by InfoCure to prevent the imposition of such liability. Notwithstanding any provision of this Agreement to the contrary, the indemnification of the preceding two sentences shall survive the Closing Date and shall remain in effect until no Seller Controlled Group Plan Liability and no Seller Employee Liabilities could possibly be asserted against any of the Indemnitees.

         11.2. Agreements by Buyer and InfoCure to Indemnify. Buyer and InfoCure (the "Buyer Indemnifying Parties"), jointly and severally, agree to indemnify and hold Seller and Zila and each of their respective officers, directors, shareholders, successors and assigns (collectively, for purposes of this Section 11.2., "Seller") harmless in respect of the aggregate of all indemnifiable damages of Seller.

         For this purpose, "indemnifiable damages" of Seller means the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses) incurred or suffered by Seller (in each case net of any insurance or other third party recoveries) from:

                  A. The breach of any representation or warranty made by Buyer pursuant to this Agreement; or

                  B. The breach of any of the covenants or agreements made by Buyer or InfoCure in this Agreement.

                  C. Any actions, claims, proceedings, demands, grievances or disputes brought or initiated by third parties against the Seller in connection with the Assumed Liabilities, and in connection with Buyer's employment practices and contractual obligations to third parties after the Closing Date.

         The foregoing obligation of Buyer Indemnifying Parties to indemnify Seller shall be subject to each of the following principles or qualifications:

                  11.2.1. Each of the representations and warranties made by Buyer in Section 5. of this Agreement shall survive for a period of two (2) years after the Closing Date, and thereafter all such representations and warranties shall be extinguished.

         No claim for the recovery of indemnifiable damages pursuant to clause
(i) of Section 11.2. may be asserted by Seller against Buyer Indemnifying Parties or their successors in interest after such representations and warranties shall be thus extinguished; provided, however, that claims first asserted in writing within the applicable period shall not thereafter be barred.

         11.3. Matters Involving Third Parties. If any third party shall notify Buyer or Seller (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 11. then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent that) the Indemnifying Party thereby is damaged.

         If any Indemnifying Party notifies the Indemnified Party within fifteen
(15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, then:

                  A. The Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice satisfactory to the Indemnified Party;

                  B. The Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party concludes that the counsel the Indemnifying Party has selected has a conflict of interest);

                  C. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably); and

                  D. The Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably).

         If no Indemnifying Party notifies the Indemnified Party within fifteen
(15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it may deem appropriate.

         11.4. Other Agreements. Any indemnity obligations which Zila and Seller may have to Buyer can be discharged by the Escrow Agent from the funds held in escrow pursuant to Section 2.1.2. above in accordance with the terms of the Escrow Agreement.

12.      MISCELLANEOUS.

         12.1. Brokers' Commission. Buyer will indemnify and hold harmless Seller from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by Buyer to bring about, or to represent it in, the transactions contemplated hereby. Seller will indemnify and hold harmless Buyer from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by Seller to bring about, or to represent them in the transactions contemplated hereby.

         12.2. Amendment and Modification. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

         12.3.    Termination.

                  12.3.1. Anything to the contrary herein notwithstanding, this Agreement may be terminated and the transactions contemplated hereby may be abandoned:

                           12.3.1.1. By the mutual written consent of all of the
Parties hereto at any time prior to the Closing Date;

                           12.3.1.2. Unless terminated pursuant to Section
12.3.1.1. by any Party in the event of the breach by any other Party of any provision of this Agreement, which breach is not remedied by the breaching Party within ten (10) days after receipt or notice thereof from the terminating party; or

                           12.3.1.3. Unless terminated pursuant to Section
12.3.1.1., by any Party hereto if the Closing has not taken place by January 15, 2000.

                           If this Agreement is terminated pursuant to clause
12.3.1.1. of this Section 12.3.1., no Party shall have any liability for any costs, expenses, loss of anticipated profit or any further obligation for breach of warranty or otherwise to any other Party to this Agreement. Any termination of this Agreement pursuant to clauses 12.3.1.2. or 12.3.1.3. of this Section
12.3.1. shall be without prejudice to any other rights or remedies of the respective parties.

                  12.3.2. The risk of any loss to the properties to be sold by Seller hereunder and all liability with respect to injury and damage occurring in connection therewith shall be the sole responsibility of Seller until the completion of the Closing. If, in the opinion of Buyer, any material part of said properties shall be damaged by fire or other casualty prior to the completion of the Closing hereunder, then Buyer shall have the right and option:

                           12.3.2.1. To terminate this Agreement, without
liability to any party thereto; or

                           12.3.2.2. To proceed with the Closing hereunder, in
which event such casualty shall not constitute a breach by Seller of any representation, warranty or covenant in this Agreement, and Buyer shall be entitled to receive and retain the insurance proceeds arising from such casualty reasonably allocable to such properties that would otherwise constitute Purchased Assets as mutually agreed by Buyer and Seller.

         12.4. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives. This Agreement may not be assigned by Buyer and InfoCure, jointly and severally, except to another corporation controlled by or under common control with Buyer. In any such event, Buyer and InfoCure, jointly and severally, shall remain directly liable for all undertakings and obligations hereunder. This Agreement, including any rights to receive payments hereunder, may not be assigned by Seller except to its shareholders upon a dissolution or liquidation of Seller.

         12.5. Entire Agreement. This Agreement and the exhibits and schedules attached hereto contain the entire agreement of the parties hereto with respect to the purchase of the Purchased Assets and the other transactions contemplated herein, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof. Any reference herein to this Agreement shall be deemed to include the schedules and exhibits attached hereto.

         12.6. Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         12.7. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together will constitute one and the same instrument.

         12.8. Notices. Any notice, request, information or other document to be given hereunder to any of the Parties by any other Party shall be in writing and delivered personally or sent by certified or registered mail, postage prepaid, as follows:

                  If to Seller, addressed to:

                                    Integrated Dental Technologies, Inc.
                                    c/o Zila, Inc.
                                    5227 North 7th Street
                                    Phoenix, Arizona 85014
                                    Attention:  Joseph Hines

                  If to Zila, addressed to:

                                    Zila, Inc.
                                    5227 North 7th Street
                                    Phoenix, Arizona 85014
                                    Attention:  Joseph Hines

                  With a copy to:

                                    Streich Lang, P.A.
                                    Two North Central Avenue
                                    Phoenix, Arizona 85004-2391
                                    Attention:  Nancy L. White, Esq.

                  If to Buyer or InfoCure, addressed to:

                                    InfoCure Corporation
                                    1765 The Exchange
                                    Suite 450
                                    Atlanta, Georgia 30339
                                    Attention:  James K. Price

                  With copy to:

                                    Morris, Manning & Martin, L.L.P.
                                    3343 Peachtree Road
                                    Suite 1600
                                    Atlanta, Georgia 30326
                                    Attention:  Richard L. Haury, Jr., Esq.

Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally shall be deemed to have been given on the date it is so delivered, and any notice delivered by registered or certified mail shall be deemed to have been given on the date it is received or refused, if delivery is refused.

         12.9. Schedules. To the extent any disclosure in a Schedule puts Buyer on actual notice of the facts reflected therein, such disclosure shall be deemed to be a disclosure in all other Schedules under this Agreement as to such facts.

         12.10. Governing Law/Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts made and to be performed herein. With respect to any dispute, controversy or claim arising out of, relating to or in connection with, this Agreement, or the breach, termination or validity hereof, the parties shall first attempt to resolve the matter in good faith for a period of fourteen (14) days, thereafter, any such dispute, controversy or claim shall be finally settled by arbitration conducted in accordance with this Section. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be Atlanta, Georgia and each party hereto irrevocably submits to the jurisdiction of the arbitration panel in Atlanta, Georgia. The arbitration shall be conducted by three (3) arbitrators, at least two (2) of which are attorneys having more than seven (7) years experience in the general mergers and acquisitions field. The party initiating arbitration (the "Claimant") shall identify its arbitrator within twenty (20) days of receipt of a request for arbitration (the "Request") and shall notify the Claimant of such appointment in writing. If the Respondent fails to identify an arbitrator within such twenty (20) day period, the arbitrator named in the Request shall decide the controversy or claim as the sole arbitrator. Otherwise, the two (2) arbitrators appointed by the parties shall appoint a third (3rd) arbitrator within twenty (20) days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator. When the third (3rd) arbitrator has accepted the appointment, the two (2) party-appointed arbitrators shall promptly notify the parties of the appointment. If the two (2) arbitrators appointed by the parties fail or are unable to so appoint a third (3rd) arbitrator, then the appointment of the third (3rd) arbitrator shall be made by the AAA, which shall promptly notify the parties of the appointment. The third
(3rd) arbitrator shall act as chair of the panel. The arbitration award shall be in writing and shall be final and binding on the parties. The award may include an award of costs, including reasonable attorneys' fees and disbursements. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this Section and without any abridgment of the powers of the arbitrators. The parties agree to be subject to the jurisdiction of the Superior Court of Cobb County or United States District Court for the Northern District of Georgia (provided said court has subject matter jurisdiction), which shall be the exclusive venue and jurisdiction for such adjudication, and the parties hereby agree to subject themselves to the jurisdiction and venue of such court for all such purposes and agree to waive any objections thereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                     BUYER:

                                     InfoCure Systems, Inc.


                                     By:___________________________________

                                     Name:_________________________________

                                     Title:________________________________


                                     INFOCURE:

                                     InfoCure Corporation


                                     By:___________________________________

                                     Name:_________________________________

                                     Title:________________________________


                                     SELLER:

                                     Integrated Dental Technologies, Inc.

                                     By:___________________________________

                                     Name:_________________________________

                                     Title:________________________________



                                     ZILA:

                                     Zila, Inc.


                                     By:___________________________________

                                     Name:_________________________________

                                     Title:________________________________

                                    EXHIBITS
                                    --------


             Exhibit A                       Escrow Agreement

             Exhibit B                       Allocation Agreement

             Exhibit C                       Certificate of Seller

             Exhibit D                       Certificates of Buyer and InfoCure

             Exhibit E                       Bill of Sale

             Exhibit F                       Wire Transfer Instructions

             Exhibit G                       Assignment and Assumption Agreement

             Exhibit H                       Opinion of Seller's Counsel

             Exhibit I                       Transition Services Agreement

             Exhibit J                       Restrictive Covenant Agreement

             Exhibit K                       Reserved

             Exhibit L                       Opinion of Buyer's Counsel

                                    SCHEDULES
                                    ---------


           Schedule 1.1.11                Fixed Assets

           Schedule 1.2.4                 Excluded Assets

           Schedule 2.2                   Assumed Liabilities

           Schedule 4.3                   Financial Statements

           Schedule 4.4                   Liabilities of Seller

           Schedule 4.5.1                 Tax Returns Not Filed

           Schedule 4.5.2                 Taxes Withheld

           Schedule 4.6                   Real Property

           Schedule 4.7.1                 Liens and Encumbrances

           Schedule 4.8                   Receivables of Seller

           Schedule 4.9.1                 Intellectual Property Rights of Seller

           Schedule 4.9.2                 Software

           Schedule 4.9.3                 Millennium Compliant Matters

           Schedule 4.9.6                 Interest in Software or Intangibles

           Schedule 4.9.7                 Standard Form Contracts

           Schedule 4.11                  Contracts; Insurance; Customers

           Schedule 4.11.2                Insurance Matters

           Schedule 4.12                  Litigation

           Schedule 4.14                  Certain Events

           Schedule 4.16                  Employment and Labor Matters

           Schedule 4.17.1                Benefit Plans

           Schedule 4.19                  Consents and Approvals